     Portions of this Exhibit have been omitted pursuant to a request for confidential treatment. The omitted portions, marked by [****], have been separately filed with the Commission.


                                                  EXHIBIT 10.12

SERVICES AGREEMENT

This Agreement is effective this 13th day of September, 1996, (the
"Effective Date") between Patient Infosystems, 46 Prince Street, Rochester, New York 14607 ("Vendor") and Health Resources,Inc. under the terms set forth below.

A.  SERVICES

    Vendor will provide the product(s) or service(s) set forth in the proposal incorporated herein as Exhibit A.

    The product and all elements as set forth in Exhibit A are subject to prior approval by Health Resources, Inc., such approval not to be unreasonably withheld.

B.  COMPENSATION

    1. Health Resources, Inc. shall pay Vendor an operational fee of [****] in the program described in Exhibit A.

    2. Health Resources, Inc. shall pay Vendor for pre-printed materials
    (e.g. marketing brochure, business reply mailer, program description) required for the program. Vendor will furnish estimates for printing costs upon determination of volumes and specifications.

    3. All amounts due under this agreement shall be invoiced monthly to Health Resources, Inc. by Vendor and payable within thirty days of the date of the invoice. Payments exceeding thirty days past due shall be subject to a service charge of [****] per month until paid.

    4. In the event that Health Resources, Inc. shall request any changes in the specifications or scope of the services described in Exhibit A hereto, Vendor will notify Health Resources, Inc. of the cost of such revisions and will not proceed without prior written approval.

C.  CONFIDENTIALITY

    1. Health Resources, Inc. and Vendor acknowledge that certain confidential and proprietary information may be disclosed by one of them to the other in the course of this Agreement. For purposes of this Agreement, the term "Confidential Information" includes the following: (a) All information regarding the patient, Health Resources, Inc's. Customer, any patient medical data and/or status, or provider information; and (b) any other information identified as confidential in writing by the disclosing party prior to disclosure. Notwithstanding the confidentiality requirements of this Agreement, the foregoing shall not prevent Health Resources, Inc. from retaining information, including any and all information and data pertaining to any patient which comes to Health Resources, Inc. or to which Health Resources, Inc. is given access during this Agreement.

    2. Should Health Resources, Inc. receive confidential information of Vendor for use in performing their Services, Health Resources, Inc. agrees to take all reasonable steps to safeguard the confidentiality of said information and to prevent unauthorized disclosure thereof by Health Resources, Inc.'s employees, agents and representatives. Health Resources, Inc. shall maintain strict security procedures to protect the confidentiality of any information received, stored, or delivered on patients in the Health Resources, Inc. or any affiliated or associated company's database.

    3. The data released hereunder to Vendor regarding patients, patient medical data, Health Resources, Inc. Customers, and provider information, is considered sensitive and confidential information. Vendor warrants that it shall use any information provided by Health Resources, Inc. strictly for the performance of this Agreement. Vendor acknowledges and agrees to take all necessary steps to safeguard the confidentiality of all information and reports, whether oral or written, maintain such information as strictly confidential and to prevent unauthorized disclosure thereof by Vendor's employees, agents, representatives and other third parties. Vendor warrants that all such information and reports will not be disclosed to any person, organization or entity other than Health Resources, Inc.

    4. Each party shall hold the other party, its affiliated companies, the officers, agents, employees, and independent contractors of the other party, harmless and shall indemnify and defend such party for any claim of expense or damage, whatsoever, resulting from the publishing or release by such party, of information contrary to the above conditions.

    5. The obligations of the Paragraph shall not apply to any Confidential Information which the recipient can demonstrate is or becomes available to the public through no breach of this Agreement.

    6. Neither party to this Agreement shall, except as may be required by law or federal regulation, or except with express written permission of the other party, disclose the terms and conditions of this Agreement to any third party or publicly advertise its contents.

    7. The parties agree that Vendor's breach of any of its material obligation under the applicable Confidentiality provisions of this Agreement, may cause Health Resources, Inc. irreparable injury for which it would not have adequate remedy at law, and that Health Resources, Inc. shall be entitled to specific performance or preliminary or other injunctive relief in addition to any and all remedies it may otherwise be entitled to at law or in equity.

    8. This Paragraph shall survive the termination of this Agreement.

    Vendor shall not duplicate any material containing Health Resources, Inc. Confidential Information, except in the direct performance of its services under this Agreement. Vendor shall return all copies of materials containing Health Resources, Inc. Confidential Information upon Vendor's completion of services under this Agreement or upon any earlier termination of this Agreement for any reason whatsoever.

D.  INDEMNIFICATION

    D1. Each party shall indemnify and hold the other party harmless from and against all liability, damages, penalties, losses, costs or expenses, including reasonable attorneys' fees, arising from or in any way related to its willful or negligent actions or omissions in performing the responsibilities as described in this Agreement.

    D2. "Limitation of Liability"
    Neither Health Resources, Inc. nor vendor shall in any way be liable for any special, indirect, exemplary,incidental or consequential damages, whether based on contract, tort, or any other legal theory, even if Health Resources, Inc. or vendor has been previously advised of the possibility of such damages. This paragraph shall survive the termination of this agreement.

E.  PROFESSIONAL STANDARDS

    Vendor represents that it has facilities, personnel, experience and expertise sufficient in quality and quality to perform all such assignments and projects given it by Health Resources, Inc. hereunder and agrees that it will perform all such assignments and projects in a manner commensurate with professional standards generally applicable to its industry.

F.  OWNERSHIP OF MATERIALS

    The parties acknowledge that any modifications to the printed materials produced by its asthma program for Health Resources, Inc. are being created at the insistence of Health Resources, Inc. and shall be deemed "work made for hire" under the United States copyright law.

    Health Resources, Inc. shall have the right to use the whole work, any part of parts thereof, or none of the work, as it sees fit. Health Resources, Inc. may alter the work, add to it, or combine it with any other works, at it sole discretion. Notwithstanding the foregoing, all original material submitted by Vendor as part of the work or as part of the process creating the work, including but not limited to listings, printouts, documentation, notes, reports, shall be the property of Health Resources, Inc. whether or not Health Resources, Inc. uses such material. No rights are reserved by Vendor.

    All surveys and reports prepared by Vendor in connection with the performance of its services hereunder will become and remain Health Resources, Inc.'s sole property.

    Vendor agrees it will not disclose to any third party, without the prior written consent of Health Resources, Inc., any proprietary or confidential information acquired from Health Resources, Inc. under this Agreement, including trade secrets, business plans and confidential or other information which may be proprietary to Health Resources, Inc..

    Vendor warrants and represents that it has or will have the right, through written agreements with its employees, to secure for Health Resources, Inc. the rights called for in this Section. Further, in the event Vendor uses any subcontractor, even though subcontracting is not permitted by this Agreement, or other third party to perform any of the services contracted for under this Agreement, Vendor agrees to enter into such written agreements with such third party, and to take such other steps as are or may be required to secure for Health Resources, Inc. the rights called for in this Section.

G.  DURATION OF AGREEMENT

    1.  Term

    This Agreement is effective as of the Effective Date and shall continue in full force and effect until the earlier of (i) completion of the project assigned hereunder, (ii) terminated by at least one hundred eighty (180) days written notice by either party to the other, sent by registered mail to the address for each party first set forth above, or to such other address which a party may designate for its receipt of notices hereunder. This Agreement may be terminated by Health Resources, Inc. immediately in the event Health Resources, Inc. is unable to obtain waivers from its customers regarding Vendor's services.

   2. Payment on Termination

   Upon termination of this Agreement Health Resources, Inc. is to pay for all authorized work in process.

   3. Transfer Upon Termination

   Vendor shall transfer, assign and make available to Health Resources, Inc. or Health Resources, Inc.'s representative all property and materials in Vendor's possession or control and any copies thereof belonging to and paid for by Health Resources, Inc., and all information regarding Health Resources, Inc.'s project(s) covered by this Agreement, as set forth in Paragraph C herein.

   4. Neither Health Resources, Inc. nor Vendor shall be liable to the other for damages of any kind, including but not limited to lost profits or incidental, punitive or consequential damages, relative to termination of this Agreement in accordance with Section 6.2, even if advised of the possibility of such damages.

H. INDEPENDENT CONTRACTORS

   Vendor shall at all times be an independent contractor and shall so represent itself to all third parties. Nothing in this Agreement shall be deemed to constitute either party the agent or legal representative of the other nor to constitute the parties as partners, agents or joint ventures of one another.

I. THIRD PARTY OBLIGATIONS

   In connection with this Agreement, Vendor shall make no commitments or disbursements, incur no obligations nor place any advertising, public relations or promotional material for itself, Health Resources, Inc.'s, subsidiaries or affiliate companies, nor disseminate any material of any kind using the name of Health Resources, Inc. and/or Health Resources, Inc.'s such parent, subsidiary or affiliate companies or using their trademarks, without the prior written approval of Health Resources, Inc.

J. GOVERNING LAW

   This Agreement is entered into in the State of New York and shall be constructed and governed under and in accordance with the laws of that State.

K. MISCELLANEOUS

   1) The terms of this Agreement shall be binding upon Health Resources, Inc. and Vendor and their respective successors and permitted assigns. Notwithstanding the foregoing, this Agreement is not assignable in whole or in part by Vendor without the prior written consent of Health Resources, Inc.

   2) The failure of either party to take action as a result of a breach of this Agreement by the other party shall constitute neither a waiver of the particular breach involved nor a waiver of either party's right to enforce any or all provisions of this Agreement through any remedy granted by law or this Agreement.

   3) This Agreement contains the entire understanding of the parties with respect to the subject matter contained herein, supersedes any prior written or oral communications and may be modified in writing subject to mutual agreement of the parties hereto.

   4) The headings of each paragraph are for reference only and shall not be construed as part of this Agreement.

   5) Except for the obligation to pay money property due and owing, either party shall be excused from any delay or failure in performance hereunder caused by reason of any occurrence or contingency beyond its reasonable control, including, but not limited to, failure of performance by the other party, earthquake, labor disputes, riots, governmental requirements, inability to secure materials on a timely basis, failure of computer equipment, failures or delays of sources from which information or data is obtained and transportation difficulties.

IN WITNESS WHEREOF, the parties hereto, each by a duly authorized officer, have entered in to this Agreement this 13th day of September, 1996.


Health Resources, Inc.                          Patient Infosystems, Inc.
20 Erford Road                                  46 Prince Street
Lemoyne, PA 17043                               Rochester, New York 14607


By: /s/ David L. Dalton                         By: /s/ Donald A. Carlberg
   --------------------------                       -------------------------
Title: President & CEO                          Title: President & CEO
       ----------------------                          ----------------------

                                   TRENDS IN ASTHMA

Chronic lung diseases such as asthma, bronchitis and emphysema pose serious challenges to both patients and health care providers. Despite an increased understanding of these disorders, improved pharmacological therapies and a greater awareness among potential sufferers, the incidence rates continue to soar. In fact, between 1982 and 1993 the number of people reporting chronic bronchitis increased seventy-nine percent, while those having emphysema and asthma increased twenty-five and forty-eight percent respectively.(1) Currently, over twelve million people suffer from asthma in the United States, making it not only one of the nation's most common diseases but one of the most costly as well.


                      INCREASE IN INCIDENCE RATES:  1982 - 1992

                                       [GRAPH]

                  DEATH RATE FOR ASTHMA:  1982 - 1992 (PER MILLION)

                                       [GRAPH]

While the reason for the rapid growth in the number of chronic suffers remains uncertain, one thing is certain: these diseases pose a serious threat to patients' well being. Despite tremendous advances in both diagnostic and pharmacological therapies in recent years asthma continues to exact a tremendous financial toll in terms of both direct and indirect costs.

---------------
(1) American Lung Association. Adapted from information published by the Division of Epidemiology, National Heart, Lung and Blood Institute

                    IMPACT OF INCREASED PATIENT EDUCATION EFFORTS

The economic impact of asthma is staggering. In asthma patients diagnosed as moderate to severe the annual cost of treatment often exceeds $100,000. In fact, John Hancock Mutual Life Insurance Company in Boston has identified 1,300 patients whose care resulted in $28 million dollars in expenditures. Among the most common reasons for exacerbation of symptoms are an inability of the patients to self-manage their disease, poor pharmacological compliance, low adherence to provider recommendations, a lack of patient knowledge concerning their disease and failure of the provider to adhere to established treatment guidelines; all areas that DSMI's-SM- asthma intervention program will impact.

    - Study of severe asthmatics found 1,300 patients generated $28 million in claims

    -    Highest individual level of asthma-specific costs was $126,343

    -    Highest expense for all care were for a 2 year old female - $584,211

    -    235 members had claims exceeding $100,000 annually for treatment

Targeted educational intervention programs for asthma patients have proven effective. A recent study, conducted at the National Jewish Center for Immunology and Respiratory Medicine and the John Hancock Managed Care Group, demonstrated significant improvements in patient outcomes for severe asthmatics following a comprehensive initiative to educate patients.

                      PATIENTS ADMITTED WITHIN THE PAST 6 MONTHS

                                       [GRAPH]

ADMISSIONS WITHIN THE PAST 6 MONTHS WERE LOWER IN PATIENTS RECEIVING TARGETED SUPPORT.

Additionally, personalized asthma self management, which tailors program materials to the individual, has demonstrated positive results in moderate to severe asthmatics(2)(3). In a recent investigation incorporating targeted support, the extension of face-to-face treatment via follow-up telephone calls to the patient's home was rated more convenient and more acceptable to patients than traditional group sessions (J.K. Wigal, personal communication, July 12, 1994). Finally, in a cost-benefit analysis of a self-management program for 47 adult asthmatics effectively reduced hospitalization cost form $18,488 to $1,538 and lost income from $11,593 to $4,589.(4)

---------------
(2) Kotses H., Lewis P., Environmental control of asthma self-management. Journal of Asthma. 1990; 27:373.
(3) Kotses H., Stout C., Wigal J.K., Individualized asthma self-management: A beginning. Journal of Asthma. 1991; 288:287-289.
(4) Taitel M.S., A self-management program for adult asthma. Part II: Cost-benefit analysis. Journal of Allergy and Clinical Immunology. 1995; 95(3):672-6.

                              FINANCIAL IMPACT OF ASTHMA

The following analysis reflects admission costs data for patients having severe asthma. It reflects incident and admission rates for severe asthma as indicated by the American Lung Association.

# of Covered Lives                      500,000        500,000        500,000
Asthma Incidence Rate                      0.05           0.05           0.05
# Asthma Patients                        25,000         25,000         25,000
# Patients with Severe asthma              1250           1250           1250
Cost per Day as Inpatient             $1,000.00      $1,000.00      $1,000.00
Average Length of Stay (days)                 4              4              4
# Hospitalizations/year                       3              2              1
Annual Hospitalization
  Cost/Patient                       $12,000.00      $8,000.00      $4,000.00

Total Hospitalization Cost to
  Plan                           $15,000,000.00 $10,000,000.00  $5,000,000.00

IMPACT OF DISEASE MANAGEMENT
  PROGRAM
# of Patients Enrolled in DM
  Program                                  1250           1250           1250
Estimated Operational
  Costs/Patient                          $70.00         $70.00         $70.00
Total Operational Costs              $87,500.00     $87,500.00     $87,500.00

PROJECTED REDUCTION IN ADMISSIONS
5% Reduction                              5.00%          5.00%          5.00%
Annual Savings                      $750,000.00    $500,000.00    $250,000.00
7.5% Reduction in Admissions              7.50%          7.50%          7.50%
Annual Savings                    $1,125,000.00    $750,000.00    $375,000.00
10% Reduction in Admissions              10.00%         10.00%         10.00%
Annual Savings                    $1,500,000.00  $1,000,000.00    $500,000.00

% Success Rate Required to
  Break Even                              0.58%          0.88%          1.75%
# Pts. Avoiding Admission to
  Break Even                                  7             11             22

                                      EXHIBIT A

                                       ASTHMA
                                 DISEASE MANAGEMENT
                                      PROPOSAL


                 -------------------------------------------------


                                     PRESENTED BY


                              Patient Infosystems, Inc.
                                    46 Prince Street
                               Rochester, New York 14607
                                     716-244-1360

RATIONALE:
Asthma places a tremendous burden on patients and health care providers and demands a significant portion of our nation's health care dollars. Patient Infosystems, Inc. is committed to improving health outcomes through the application of state of the art technologies to the care and treatment of asthma. Our proprietary interactive voice recognition systems, enhanced database modeling techniques, and on-demand publishing combine to provide the powerful educational intervention necessary to enhance patent adherence to treatment recommendations, empower patients to self-manage their disease and provide immediate referrals when specific critical triggers are met.

PROGRAM DEVELOPMENT:
Patient Infosystems, Inc.'s staff, clinical experts and physician consultants performed a comprehensive review of asthma to insure that the National Heart, Lung, and Blood Institute's guidelines form the program's foundation. Recognized leaders in outcomes management provided guidance throughout the project development process.

PROGRAM INTERVENTION STRATEGIES:
Patient Infosystems, Inc.'s core asthma patient intervention program consists of six interactive voice response based telephone interventions. Each contact generates an on-demand personalized patient report targeting the patient's status in relation to the specifics of their asthma condition. The patient will also receive patient educational materials designed to reinforce their awareness and knowledge regarding their condition and promote their treatment adherence. Additionally, the patient's physician/health care provider will receive an at-a-glance formatted report for review and inclusion in the patient's medical records. These reports highlight specific areas of concern of the patient and demonstrate areas of a patient's adherence to the prescribed therapy.

Each intervention is uniquely structured to target specific behaviors such as recognition of symptoms and triggers, encourage compliance with trigger avoidance, medications and self-management and provide for Quality of Life measurements. By providing unique, individually tailored intervention strategies, Patient Infosystems, Inc. highlights areas where noncompliance and poor self-management impact the plan's expenditures. The program also provides an active intervention to modify "at risk" behavior before an emergency room visit or hospitalization occurs. These intervention strategies also provide the patient with encouraging feedback and positive reinforcement with respect to their personal health management.

CRITICAL EVENTS:
As an extra feature, Patient Infosystems, Inc.'s clinical staff establishes specific critical event triggers that are monitored at each intervention. Patients meeting specified criteria demonstrating an increased risk of hospitalization, emergency services or other costly intervention will have their physician/health care provider notified the day of the intervention by means of a faxed report. This critical event notification and tracking of key indicators has demonstrated a reduction in the global cost of managing chronically ill patients.

DATA MEASUREMENTS:
In addition to providing ongoing support for patients, Patient Infosystems, Inc.'s fully integrated systems approach allows for immediate on-line data collection and evaluation. Programs may be customized to include administration of HEDIS, Health Quality, patient satisfaction, NCQA and Quality of Life surveys without operator induced bias. The process streamlines data collection and provides a cost effective method to query patients.

                                   PROGRAM OVERVIEW

The following intervention schedule will be delivered to patients who are enrolled in the program. See the "Program Intervention Description" section for details about each of the interventions. See the "Program Schedule Summary" for the delivery schedule of each intervention. Note that the term "physician/health care provider" is used to denote a physician, case manager or other health care provider designated to receive communications regarding the patient.

I.   PROGRAM COMPONENTS

-   Enrollment form
-   Patient diary
-   Program description/overview brochure
-   Six (6) Interactive Voice Response (IVR) telephone contacts
-   Six (6) on-demand published personalized patient reports
-   Patient educational materials - one per call
-   Six (6) on-demand published physician/health care provider reports
-   Critical trigger notification
-   Voice demonstration line
-   Logo integration

II.  PROGRAM INTERVENTION SCHEDULE:

CALL #1:

-   Patient enrollment via enrollment form
-   Initial telephone intervention within ten days of enrollment
-   Patient receives on-demand published report following IVR intervention
-   Appropriate patient educational materials and diary sent to patient
- Physician/health care provider receives on-demand published, patient specific report for review and inclusion in patient record following IVR intervention
- Additionally physician/health care provider receives same day notification via fax for any patient reporting status indicating a critical trigger has been met

CALLS #2, 3, 4, 5, 6:

- Patient receives an IVR based telephone intervention per program schedule summary
-   Patient receives on-demand published report following each IVR intervention
-   Appropriate patient educational materials sent to patient
- Physician/health care provider receives on-demand published, patient specific report for review and inclusion in patient record following each IVR intervention
- Additionally physician/health care provider receives same day notification via fax for any patient reporting status indicating a critical trigger has been met

III. INTERVENTION SCHEDULE SUMMARY:

The program consists of a schedule including 6 telephone interventions, 6 patient reports, 6 physician/health care provider reports, 6 patient educational materials and critical trigger reporting when a patient reports a crisis. The schedule is carried out over an 8 month period.

---------------------------------------------------
CALL #                  1    2    3    4    5    6
---------------------------------------------------
MONTH #                 1    2    3    4    6    8
---------------------------------------------------

---------------------------------------------------
IVR Intervention        -    -    -    -    -    -
---------------------------------------------------
 Patient Report         -    -    -    -    -    -
---------------------------------------------------
Physician/Health        -    -    -    -    -    -
  Care Provider
    Report
---------------------------------------------------
   Patient              -    -    -    -    -    -
 Educational
  Materials
---------------------------------------------------
Critical Trigger        -    -    -    -    -    -
   Reporting
(faxed as needed)
---------------------------------------------------

                           PROGRAM INTERVENTION DESCRIPTION

See the "Program Schedule Summary" section for an outline of the schedule for delivering these program components. Note that the term "physician/health care provider" is used to refer to a physician case manager or other health care provider designated to receive communications regarding the patient.

ENROLLMENT FORM/PROGRAM DESCRIPTION

    - One (1) page mailer to be distributed by providers to patients and returned via postage paid mail
    - Provides brief assessment for gathering patient data (e.g., name, phone number, best time to contact, physician/health care provider fax number, and identification number). Necessary for Patient Infosystems, Inc. to initiate a telephone call to patient
    -    Program description includes a brief program overview for patient

INTERACTIVE VOICE RECOGNITION TELEPHONE INTERVENTIONS

    - Six interactive voice recognition based telephone interventions initiated by live operators to patients at preferred contact times
    - Patient receives personalized questions and clinically appropriate feedback driven by expert system to promote awareness of condition and adherence to treatment regimen
    - Follow-up assessment of relevant medical and behavioral factors: update on disease status, prescribed treatment including diet, exercise, and medications, patient motivation, treatment barriers, patient knowledge indicators regarding symptom identification and disease self-management
    -    Allows identification of patient concerns
    - Operator-initiated contact to identify patient and transfer to automated, voice response system
    - High appeal voice response system using a recorded human voice versus computer synthesized speech
    - Patient responds in normal speaking voice versus pushing touch tone buttons
    -    Adds vital progress information to the longitudinal patient database

PERSONALIZED PATIENT REPORTS

    - Laser printed, on-demand published report including personalized self-reported response data
    -    Mailed to patient within a week after each telephone intervention
    - Black and white/greyscale logo to be used on report as program identifier

PATIENT EDUCATIONAL MATERIALS

    - Educational materials designed to reinforce patient awareness and knowledge regarding their condition and promote treatment adherence

PHYSICIAN/HEALTH CARE PROVIDER REPORTS

    - One page laser printed, on-demand published report integrating patient's self-reported response data
    - Mailed to patient's physician/health care provider within a week after each patient intervention
    - "At-a-glance" format provides efficient documentation of critical patient data, ready for review and inclusion into the patient's medical record
    - Highlighted notification that the patient is not following specific treatment guidelines
    - Black and white/grayscale logo to be used on report as program identifier
    - Facilitates identification of patient education needs and hard-to-manage patients and appropriate allocation of health care resources
    -    Enhances patient-physician/health care provider communication

CRITICAL TRIGGER REPORTING

    - Physicians/health care providers will be notified via fax when patient reports symptoms, noncompliance or other critical factors indicating an increased risk for an acute event, hospitalization or emergency procedure
    -    Notification will occur the day of the intervention
    - Notification will be a faxed critical physician/health care provider report
    - Black and white/grayscale logo to be used on report as program identifier

CLIENT REPORTING

    - Patient Infosystems, Inc. will provide standard aggregate outcomes and demographic reports quarterly

CUSTOMIZATION

Customization and modifications to the core program features and schedules are available. Cost estimates for alterations will be furnished upon identification of revised program specifications.